As filed with the Securities and Exchange Commission on June 20, 1996

                                  Registration No. ______________

_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
_________________________________________________________________

                            FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
            _________________________________________

                          CONRAIL INC.
     (Exact name of registrant as specified in its charter)

     Pennsylvania                                   23-2728514
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)

                       2001 Market Street
                Philadelphia, Pennsylvania  19101
            (Address of Principal Executive Offices)

                             CONRAIL
                    AMENDED AND RESTATED 1991
                    LONG-TERM INCENTIVE PLAN
                    (Full title of the plan)

                         Bruce B. Wilson
                    Senior Vice President-Law
                          Conrail Inc.
                       2001 Market Street
                Philadelphia, Pennsylvania  19101
             (Name and address of agent for service)

                         (215) 209-4041
  (Telephone number, including area code, of agent for service)
_________________________________________________________________
                    (continued on next page)

                 CALCULATION OF REGISTRATION FEE
=========================================================================

                                 Proposed      Proposed
Title of                         Maximum       Maximum
Securities        Amount         Offering      Aggregate     Amount of
to be             to be          Price         Offering      Registration
Registered        Registered     Per Share(1)  Price (1)     Fee (1)
- -------------     ------------   ------------  ------------  ------------

Common Stock,     3,450,613(2)   $67.75        $233,779,031  $80,614(2)
par value
$1.00 per
share(3)

_________________________________________________________________________
Phantom Stock(4)  3,450,613       0             0              0

=========================================================================


     (1) The amounts are based on the average of the high and low sale prices of a share of Conrail Inc. Common Stock on the New York Stock Exchange on June 17, 1996 (as reported in the consolidated reporting system), and are used solely for the purpose of determining the registration fee pursuant to Rule 457.

     (2) In addition to the 3,450,613 shares to be registered hereunder, 2,425,978 additional shares are currently the subject of an effective Registration Statement on Form S-8 (Reg. No. 33-44140) and are being carried forward hereunder pursuant to Rule 429. Under the prior referenced registration statement, fees in the amount of $27,624 were paid with respect to such shares (computed at the fair market value of $36.4375 per share, as adjusted to reflect a subsequent two-for-one stock split effected as a dividend in 1992). Pursuant to General Instruction E of Form S-8, the filing fee calculated pursuant to Rule 457 is with respect to 3,450,613 shares registered for the first time hereunder.

     (3) Pursuant to Rule 457(h).  Includes Common Share Purchase
Rights which, prior to the occurrence of certain events, will not be exerciseable or evidenced separately from the Common Stock.

     (4) Phantom Shares may be settled in shares of Common Stock on a share for share basis upon lapse of the applicable deferral period without payment of additional consideration.


_________________________________________________________________

       PURSUANT TO RULE 429 OF THE SECURITIES ACT OF 1933,
        AS AMENDED, THE PROSPECTUS WHICH SHALL BE USED IN
        CONNECTION WITH THIS REGISTRATION STATEMENT ALSO
        RELATES TO THE SHARES OF COMMON STOCK REGISTERED
       FOR ISSUANCE AND SALE PURSUANT TO THE CONRAIL INC.
         REGISTRATION STATEMENT ON FORM S-8 (33-44140).
_________________________________________________________________

                             PART II


       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of certain information by reference.

     Except as modified by the information furnished herewith,

the information in the Registration Statement filed by Conrail

Inc. with the Securities and Exchange Commission (File No. 33-44140)

pursuant to the Securities Act of 1933, as amended, is

incorporated by reference into this Registration Statement.



Item 4.   Description of Securities.

     Phantom Stock is a class of securities not registered under

Section 12 of the Exchange Act.  The Committee may determine in accordance with the terms of awards of Phantom Stock made

pursuant to the Amended and Restated 1991 Long Term Incentive

Plan (the "Plan") that Phantom Stock will be settled by the

Registrant on a one for one basis with the Registrant's Common

Stock.  Phantom Stock has no voting or dividend rights prior to being settled in Common Stock.  However, the Registrant may elect to award to participants in the Plan ("Participants") additional compensation in the same amounts as holders of an equal number of shares of the Registrant's Common Stock receive as dividends, and such additional compensation may be in the form of additional

Phantom Stock.

Item 5.  Interests of Named Experts and Counsel.

     Unless otherwise indicated in the applicable Prospectus

Supplement, the validity of the Common Stock offered hereby will be passed upon for the Registrant by Bruce B. Wilson, Senior Vice

President - Law, 2001 Market Street - C-17A, Philadelphia, PA

19103.  Mr. Wilson is the owner of shares of Conrail Inc. Common and ESOP Stock.

     With respect to the unaudited consolidated financial

information of Conrail Inc. for the three-month periods ended

March 31, 1996 and 1995, incorporated by reference in this

Registration Statement, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their

separate report dated April 17, 1996 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information.

Price Waterhouse LLP has not carried out any significant or

additional audit tests beyond those which would have been

necessary if their report had not been included.  Accordingly,

the degree of reliance on their report on such information should be restricted in light of the limited nature of the review

procedures applied.  Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial

information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price

Waterhouse LLP within the meaning of sections 7 and 11 of the

Act.

Item 6.  Indemnification of Directors and Officers.

    Sections 1741 and 1742 of the Pennsylvania Business

Corporation Law, as amended, provide that a business corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal,

administrative or investigative, by reason of the fact that he is or was a representative of the corporation, or is or was

serving at the request of the corporation as a representative of another entity, against expenses (including attorneys' fees),

judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action or

proceeding, if he acted in good faith and in a manner he

reasonably believed to be in, or not opposed to, the best

interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  In the case of actions by or in the right of the

corporation, Section 1742 provides that a corporation may

indemnify any such persons only against expenses (including

attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably

believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the appropriate court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to an indemnity for the expenses that such court deems proper.

     Section 1743 of the Pennsylvania Business Corporation Law

mandates that to the extent a representative of a business

corporation has been successful on the merits or otherwise in defense of any action or proceeding (including one on behalf of the corporation), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in

connection therewith.

     Section 1745 of the Pennsylvania Business Corporation Law

provides that expenses (including attorneys' fees) incurred in defending any action or proceeding as discussed above may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is

ultimately determined that he is not entitled to be indemnified by the corporation.

     Section 1746(a) of the Pennsylvania Business Corporation Law

permits a business corporation to create a fund, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

     Section 1746(a) of the Pennsylvania Business Corporation Law

provides that the indemnification and advancement of expenses provided for by the statutory provisions discussed above shall not be deemed exclusive of any other rights to which a person seeking the indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding that office.  However, indemnification pursuant to

Section 1746(a) shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted a willful misconduct or recklessness. A Pennsylvania corporation's articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

     Under Section 1747 of the Pennsylvania Business Corporation

Law, a corporation may maintain insurance on behalf of any of the persons referred to above against any liability asserted against such person and incurred in or arising out of the capacities referred to above, whether or not the corporation would have the power to indemnify him against that liability under the

Pennsylvania Business Corporation Law.

     Section 11.7 of the Registrant's Bylaws mandates the

indemnification by the Registrant of any officer or director, and authorizes the Board of Directors to direct the Registrant to indemnify any employee or agent other than an officer of the

Registrant, with respect to any threatened, pending or completed action, suit or proceeding (including actions by or in the right of the Registrant to procure a judgment in its favor) arising out of, or in connection with, any actual or alleged act or omission or the status of such person in his capacity as a director,

officer, employee or agent of the Registrant or in such capacity for another enterprise if requested to serve in such capacity by the Registrant, against expenses (including attorney's fees),

judgments, fines, and amounts paid in settlement actually and reasonably incurred, unless the person's actions or failure to act that gave rise to the claim for indemnification is determined by a court to have constituted willful misconduct or

recklessness.  Expenses incurred by any director or officer in defending any civil or criminal action shall be, and such

expenses incurred by any employee or agent other than an officer may upon approval of the Board of Directors be, paid by the

Registrant in advance of the final disposition of such action,

suit or proceeding, upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

     Section 11.6 of the Registrant's Bylaws provides that no

director of the Registrant shall be personally liable for

monetary damages for any action taken or any failure to take action unless such director has breached or failed to perform the duties of his office under the Pennsylvania Business Corporation

Law and the breach or failure to perform constitutes selfdealing,

willful misconduct or recklessness, or unless such liability is imposed pursuant to a criminal statute or for the payment of taxes.

     Sections 11.6 and 11.7 of the Registrant's Bylaws do not

apply to any actions filed prior to their adoption by the

Registrant's shareholders on July 29, 1987, nor to any breach or failure of performance occurring prior to July 29, 1987.

     Section 11.8 of the Registrant's Bylaws mandates the

indemnification of directors and officers of the Registrant and persons serving in such capacity for another company at the

request of the Registrant, if such person has been successful on the merits or otherwise or upon a determination in the specific case that such indemnification is proper because the person has met the standard of conduct set forth in the 1988 Pennsylvania

Business Corporation Law.  Section 11.8 applies to any breach or failure of performance, regardless of its date of occurrence.

     The Registrant maintains directors' and officers' liability insurance for expenses for which indemnification is permitted by the Pennsylvania Business Corporation law.



Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     4.1  Amended and Restated Bylaws of the Registrant, filed as

          Exhibit 3.1 to the Registrant's Report on Form 10-Q for

          the period ended September 30, 1995, and incorporated

          herein by reference.

     4.2  Form of Certificate of Common Stock, par value $1.00

          per share, of the Registrant, filed as Exhibit

          3.4(i)(c) to the Registrant's Form 8-B dated July 13,

          1993, and incorporated herein by reference.

     4.3  Form of Certificate of Series A ESOP Convertible Junior

          Preferred Stock, no par value, of the Registrant filed

          as Exhibit 3.4(i)(d) to the Registrant's Form 8-B dated

          July 13, 1993, and incorporated herein by reference.

     4.4  Amended Rights Agreement, dated as of October 19, 1994,

          between Conrail Inc. and First Chicago Trust Company of

          New York, together with Form of Right Certificate and

          Summary of Rights to Purchase Common Shares as exhibits

          thereto, filed as Exhibit 4.1 to the Registrant's Form

          10-Q dated November 10, 1994, and incorporated herein

          by reference.

     4.5  Amendment to Rights Agreement of the  Registrant dated as of September 20, 1995, filed as Exhibit 3.4(i)(i) to

          the Registrant's Form 8-B/A dated as of September 25,

          1995, and incorporated herein by reference.

     4.6  Amended and Restated 1991 Long-Term Incentive Plan.

     5    Opinion as to legality of Bruce B. Wilson.

     15.1 Letter of Price Waterhouse LLP as to unaudited interim financial information.

     23.1 Consent of Price Waterhouse LLP.

     23.2 Consent of Coopers & Lybrand L.L.P.

     23.3 Consent of Bruce B. Wilson (included in Exhibit 5).

     24   Each of the officers and directors has signed this

          Registration Statement and signed a power of attorney

          contained on page 13 with respect to amendments to

          this Registration Statement.



Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or

sales are being made, a post-effective amendment to this

Registration Statement:

               (i)  to include any prospectus required by Section

10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or

events arising after the effective date of this Registration

Statement (or the most recent posteffective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement.  Notwithstanding the foregoing, any increase or

decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was

registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if,

in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the

effective registration statement.

               (iii)  to include any material information with

respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such

information in this Registration Statement; provided, however,
                                            -----------------
that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934 that are incorporated by

reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability

under the Securities Act of 1933, each such post-effective

amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-

effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of

1933, each filing of the Registrant's annual report pursuant to

Section 13(a) or 15(d) of the Securities Exchange Act of 1934

that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such

securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising

under the Securities Act of 1933 may be permitted to directors,

officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as

expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or

proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such

indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933,

the Registrant certifies that it has reasonable grounds to

believe that it meets all of the requirements for filing on Form

S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on

June 19, 1996.

                              CONRAIL INC.
                              Registrant


                              By:  /s/ David M. LeVan
                                  -------------------------
                                   David M. LeVan
                                   Chairman, President and
                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933,

this Registration Statement has been signed on June 19, 1996 by the following persons in the capacities indicated.  Each person whose signature appears below constitutes and appoints Timothy T.

O'Toole and Bruce B. Wilson his or her lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, and in the case of David M. LeVan, on behalf of the

Registrant, in any and all amendments to this Registration

Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and

Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his or her substitute or

substitutes, may lawfully do or cause to be done by virtue

hereof.

/s/ David M. LeVan
- ----------------------------------------------
David M. LeVan
Chairman, President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Timothy T. O'Toole
- ---------------------------------------
Timothy T. O'Toole
Senior Vice President - Finance
(Principal Financial Officer)

/s/ Donald W. Mattson
- ---------------------------------------
Donald W. Mattson
Vice President - Controller
(Principal Accounting Officer)

/s/ H. Furlong Baldwin
- ---------------------------------------
H. Furlong Baldwin
Director

/s/ Claude S. Brinegar
- ---------------------------------------
Claude S. Brinegar
Director


- ---------------------------------------
Daniel B. Burke
Director

/s/ Kathleen Foley Feldstein
- ---------------------------------------
Kathleen Foley Feldstein
Director

/s/ Roger S. Hillas
- ---------------------------------------
Roger S. Hillas
Director

/s/ E. Bradley Jones
- ---------------------------------------
E. Bradley Jones
Director

/s/ David B. Lewis
- ---------------------------------------
David B. Lewis
Director


- ---------------------------------------
John C. Marous
Director

/s/ Raymond T. Schuler
- ---------------------------------------
Raymond T. Schuler
Director

/s/ David H. Swanson
- ---------------------------------------
David H. Swanson
Director

                          EXHIBIT INDEX

Exhibit No.
- ----------
4.6       Conrail Amended and Restated 1991 Long Term Incentive Plan

5         Opinion as to legality of Bruce B. Wilson

15.1 Letter of Price Waterhouse LLP as to unaudited interim financial information

23.1      Consent of Price Waterhouse LLP

23.2      Consent of Coopers & Lybrand L.L.P.

23.3      Consent of Bruce B. Wilson (included in Exhibit 5).

24 Each of the officers and directors has signed this Registration Statement and signed a power of attorney contained on page 13 with respect to amendments to this Registration Statement.

Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 are incorporated herein by reference.